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EXHIBIT 2.2

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

by and between

VERSICOR INC.
and
BIOSEARCH ITALIA S.P.A.

        THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is made and entered into as of August 14, 2002, by and between Versicor Inc., a Delaware corporation ("Versicor"), and Biosearch Italia S.p.A., an Italian joint stock company ("Biosearch").

        THE PARTIES TO THIS AGREEMENT enter into this First Amendment on the basis of the following facts, intentions and understandings:

        A.    Versicor and Biosearch entered into that certain Agreement and Plan of Merger dated as of July 30, 2002, a copy of which is attached hereto as Exhibit A (the "Original Agreement").

        B.    Versicor and Biosearch desire to amend the Original Agreement in accordance with and pursuant to the terms of the Original Agreement.

        C.    Section 7.3 of the Original Agreement provides that Versicor and Biosearch may amend the Original Agreement at any time before the Shareholder Approvals (as defined in the Original Agreement) by an instrument in writing signed on behalf of each of the parties hereto.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

        1.    Amendment.    Section 5.4(a) shall be amended to delete in its entirety the phrase:

        "(ii)  the per share exercise price for the shares of Versicor Common Stock issuable upon exercise of such options shall equal the average of the closing prices for a share of Versicor Common Stock on the Nasdaq National Market for each trading day during the one-month period immediately preceding the Effective Time"

  and, inserting the following in lieu thereof:

        "(ii)  the per share exercise price for the shares of Versicor Common Stock issuable upon exercise of such options shall equal the greater of (x) the closing price of shares of the Common Stock on The Nasdaq National Market on the Effective Date, and (y) the average of the closing prices for a share of Versicor Common Stock on the Nasdaq National Market for each trading day during the one-month period immediately preceding the Effective Time"

        2.    Full Force and Effect.    Except as amended in this First Amendment, the Original Agreement shall remain in full force and effect and unmodified.

        3.    Counterparts; Facsimile.    This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. The parties may execute and exchange facsimile counterparts of the signature pages, and facsimile counterparts shall serve as originals.

[The remainder of this page has been intentionally left blank.]

        IN WITNESS WHEREOF, Versicor and Biosearch have caused this First Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

"VERSICOR"
VERSICOR INC., a Delaware corporation
By:	/s/ GEORGE F. HORNER III George F. Horner III President and Chief Executive Officer

"BIOSEARCH"
BIOSEARCH ITALIA S.P.A., an Italian joint stock company
By:	/s/ CLAUDIO QUARTA Claudio Quarta Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO MERGER AGREEMENT]

S-1

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EXHIBIT 2.2
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER by and between VERSICOR INC. and BIOSEARCH ITALIA S.P.A.